Calculation of Filing Fee Tables
S-3
INDEPENDENCE REALTY TRUST, INC.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, par value $0.01 per share	457(r)				0.0001381
Fees to be Paid	2	Equity	Preferred Stock, par value $0.01 per share	457(r)				0.0001381
Fees to be Paid	3	Other	Depositary Shares	457(r)				0.0001381
Fees to be Paid	4	Other	Stock Purchase Contracts	457(r)				0.0001381
Fees to be Paid	5	Debt	Debt Securities	457(r)				0.0001381
Fees to be Paid	6	Other	Warrants	457(r)				0.0001381
Fees to be Paid	7	Other	Rights	457(r)				0.0001381
Fees to be Paid	8	Other	Units	457(r)				0.0001381
Fees to be Paid	9	Other	Guarantees of Debt Securities	457(r)				0.0001381
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	The debt securities will be issued by Independence Realty Trust, Inc. ("IRT") or Independence Realty Operating Partnership, LP ("IROP" and collectively with IRT, the "Registrant"). The guarantees will be issued by IRT. All other securities registered hereby were or will be issued by IRT. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the Registrant is deferring payment of all of the registration fees associated with the registration of the offer and sale of the aforementioned securities. Registration fees will be paid subsequently on a "pay as you go" basis. An indeterminate aggregate initial offering price and number of shares or amount of securities of each identified class is being registered as may, from time to time, be offered at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

[2]	See offering note 1.

[3]	See offering note 1. Each depositary share will be issued under a deposit agreement, represent an interest in a fractional share or multiple shares of preferred stock and be evidenced by a depositary receipt.

[4]	See offering note 1.

[5]	See offering note 1.

[6]	See offering note 1. The warrants covered by this registration statement may be warrants for common stock, preferred stock, debt securities or depositary shares.

[7]	See offering note 1.

[8]	See offering note 1. Each unit will be issued under a unit agreement will represent an interest in two or more other securities, which may or may not be separable from each other.

[9]	See offering note 1. IRT may fully and unconditionally guarantee debt securities issued by IROP. In accordance with Rule 457(n), no separate fee is payable with respect to the guarantees of debt securities being registered.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date